UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 2, 2012

FURIEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34641	27-1197863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3900 Paramount Parkway, Suite 150, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 456-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 2, 2012, Furiex Pharmaceuticals, Inc. (the “Company” or “Furiex”) and our wholly owned subsidiaries, APBI Holdings, LLC, Development Partners, LLC and Genupro, Inc. (the “Subsidiaries”), as Borrower, entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with MidCap Funding III, LLC (“Midcap”), in its capacity as administrative agent (“Agent”) for Midcap, Midcap Funding RE Holdings, LLC and Silicon Valley Bank (“SVB”) as lenders (the “Lenders”), pursuant to which Furiex borrowed an aggregate of $40.0 million (the “Loan”). The Loan Agreement is for an additional $30.0 million and amends our prior loan agreement with MidCap and SVB for $10.0 million by resetting the maturity date to August 2016 for a total amount of $40.0 million.

The Loan bears interest at a fixed rate of 10.00%, subject to adjustment under specified conditions. Interest accrues daily and is payable on the first day of the following month, in arrears. Principal payments on the Loan Agreement begin in August 2013, are due the first day of each month and will be paid on a ratable monthly basis until maturity. We must pay a final payment fee equal to 2.5% of the original principal amount of the Loan and a prepayment fee of 4% in year one, 3% in year two, and 1% in year three of the prepayment amount upon the acceleration of the Loan due to an event of default or if we opt to prepay the Loan.

As part of this new agreement, we will be required to maintain a cash balance with SVB in an amount of not less than $7.5 million until August 2014; $5.0 million until August 2015; and $2.5 million until the maturity date. In addition, we must maintain our primary deposit and investment accounts with SVB, consisting of at least 50% of our total cash and cash equivalents balance.

The obligations of the Company and our Subsidiaries under the Loan Agreement are secured by a first priority lien on substantially all of the Company’s and our Subsidiaries’ existing and after-acquired assets, excluding their intellectual property (but including the proceeds thereof). The obligations of the Company and our Subsidiaries under the Loan Agreement are also secured by a first priority lien on the equity interests of the Company in our Subsidiaries.

Under the Loan Agreement, the Company and our Subsidiaries are subject to affirmative covenants customary for financings of this type, including the obligations to maintain good standing, provide certain notices to the Lenders, deliver financial statements to the Lenders, maintain insurance, discharge all taxes, protect their intellectual property and protect the collateral. The Company and our Subsidiaries are also subject to negative covenants customary for financings of this type, including that they may not enter into a merger or consolidation or certain change of control events, incur liens on the collateral, incur additional indebtedness, dispose of any property, change their jurisdictions of organization or their organizational structures or types, declare or pay dividends (other than dividends payable solely in Common Stock), make certain investments or acquisitions, enter into certain transactions with affiliates, in each case subject to certain customary exceptions.

The Loan Agreement provides that events of default include failure to make payment of principal or interest on the Loan or any other extension of credit by Agent or the Lenders for Borrower’s benefit when required, failure to perform certain obligations under the Loan Agreement and related documents, defaults in certain other indebtedness and certain other events including adverse actions taken by the FDA or other governmental authorities. Upon the occurrence of any event of default, the Company’s and our Subsidiaries’ obligations under the Loan Agreement will bear interest at a rate equal to 4% above the rate of interest applicable to such obligations to the occurrence of the event of default.

The description of the Loan Agreement, the Omnibus Amendment and Reaffirmation Agreement, and the Secured Promissory Note provided above are qualified in their entirety by reference to the full and complete terms contained in the Loan Agreement, Omnibus Amendment and Reaffirmation Agreement, and Security Promissory Note, which will be filed as exhibits to Furiex’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On August 2, 2012, Furiex issued a press release announcing the Loan Agreement. A copy of the press release is attached as Exhibit 99.1.

The information in this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued August 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FURIEX PHARMACEUTICALS, INC.

Date: August 8, 2012	/s/ Marshall H. Woodworth
Marshall H. Woodworth
Chief Financial Officer